Exhibit 10.1

American Gaming Systems

2011 AGS Managerial Bonus Plan

It is the intention of American Gaming Systems to provide executive compensation programs that create an environment that motivates the executive team to achieve both short term financial objectives as well as longer term objectives. AGS’ compensation plan for its management team members focuses on three basic forms of compensation: base salary, annual bonus incentives, and in some cases longer term equity ownership.

Depending on your position within the company your focus may be on the company’s overall performance, or you may have a specific area of assignment that is measurable and meaningful for the basis of compensation. In some cases your plan may consist of both companywide performance objectives and a divisional or subset of the total company performance that is measurable, quantifiable, and within the bounds of your executive control. In all cases the bonus plans will be measurable and quantifiable and mostly objective in nature.

The basis for bonus plans for 2011 will be somewhat embryonic in nature due to the fact that the Company has a new accounting system being implemented this year and prior year results were not detailed down to the same level as we will have this year. Therefore, comparisons to 2010 will be difficult in many cases; however, the comparisons to the 2011 budget that you may have participated in generating will be the continuous focus throughout the year.

The primary measurement element at all levels in the 2011 bonus plans will be Ebitda. Ebitda in some cases may not be the classic GAAP definition, but will be Ebitda as defined in the respective portion of your business plan and as outlined in the bonus grid provided to you as part of this plan.

Some important notes associated with this plan:

1.	Incentive payments will be calculated following the close of the 2011 fiscal year end and will be communicated after the audit is complete and financial performance finalized.

2.	Minimum company performance is necessary before any incentive is made available to participants.

3.	Participants in the Plan are discretionary at the nomination of the CEO. Title and position alone do not make an employee automatically eligible. Consideration is given as to responsibility level and span of control. The CEO shall determine and be the final say as to eligibility and level of participation.

4.	New entrants into the Plan joining prior to July 1,2011, will participate on a pro rata basis. Participants who join the Company after July 1, 2011, will not participate in the current fiscal year.

5.	Current participants who are transferred or promoted into another position which carries a different incentive plan will have incentive payments calculated on a pro rata basis as of the date of change.

6.	Like any other form of compensation, the details of your specific participation are to be kept confidential.

7.	The Company currently intends to continue offering incentive compensation to supplement base pay and other forms of compensation with the mindset that our plans are generally performance driven. However, bonus payments and other forms of incentive compensation are not guaranteed and are provided at the sole discretion of management. Based on changing business and economic conditions, the company may elect to modify, amend, or eliminate the plan as it deems necessary. Participation in the Plan in any given year does not ensure that an employee will participate in any future incentive plans.

There are three basic levels of target bonus compensation based on base salary:

	Base Salary Multiples
	Minimum	Target	Maximum
President/Vice- President level	0	50%	100%
Director Level	0	15%	30%
Manager Level	0	7.5%	15%

The basic metric of measurement in the 2011 plan will be Ebitda.

	Ebitda Target
Minimum Bonus level	85% of Plan	$28,356,394
Targeted Bonus Level	100% of Plan	$33,360,464
Maximum Bonus Level	120% of Plan	$40,032,557

Bonuses begin to be earned once annual Ebitda reaches 85% of Plan and bonus amounts shall be determined based on an interpolation of Ebitda Target and Plan Attainment and corresponding Base Salary Multiples.